Exhibit 99.1

Cell Genesys and Takeda Announce Global Alliance for the Development and Commercialization of

GVAX Immunotherapy for Prostate Cancer

SOUTH SAN FRANCISCO, Calif. and OSAKA, Japan, March 31, 2008 (United States) and April 1, 2008 (Japan)—Cell Genesys, Inc. (“Cell Genesys”, Nasdaq: CEGE) and Takeda Pharmaceutical Company Limited (“Takeda”, TSE: 4502) today announced that the companies have formed a global alliance for the development and commercialization of GVAX immunotherapy for prostate cancer, Cell Genesys’ lead product candidate currently in Phase 3 clinical development.

Under the agreement, in exchange for exclusive worldwide commercial rights to GVAX immunotherapy for prostate cancer, Takeda will pay Cell Genesys an upfront payment of $50 million and additional milestone payments totaling up to $270 million relating to regulatory approval and commercialization of GVAX immunotherapy for prostate cancer in the United States, European Union and Japan. Takeda will pay Cell Genesys tiered, double-digit royalties based on net sales of GVAX immunotherapy for prostate cancer in the United States and flat double-digit royalties based on net sales of the product in all other regions. From this point forward, Takeda will pay for all external development costs associated with the ongoing Phase 3 clinical development of GVAX immunotherapy for prostate cancer and will also pay for all additional development costs and all commercialization costs. Cell Genesys will maintain responsibility for the worldwide manufacture and supply of the product and will retain rights to co-promote GVAX immunotherapy for prostate cancer in the United States.

“We are very pleased to have entered into this agreement with Takeda for the development and commercialization of GVAX immunotherapy for prostate cancer and look forward to benefiting from Takeda’s impressive record of success as a global pharmaceutical business and clear commitment to become a leader in the field of oncology,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. “In particular, we are very glad to have the opportunity to work with the company that pioneered the global development and commercialization of the world’s leading prostate cancer drug, Lupron®, and hope to build on that success with GVAX immunotherapy for prostate cancer, a potential new treatment option for men with this disease.”

“We are excited to have added GVAX immunotherapy for prostate cancer to our growing oncology pipeline and are eager to do all that we can to ensure its commercial success in the United States and globally,” said Yasuchika Hasegawa, president of Takeda. “Our extensive experience in the prostate cancer market, coupled with our global infrastructure of development and marketing makes us well-suited to work in partnership with Cell Genesys in the effort to make GVAX immunotherapy for prostate cancer a reality for patients in need.”

GVAX immunotherapy for prostate cancer is currently being evaluated in two Phase 3 clinical trials, VITAL-1 and VITAL-2, in patients with advanced prostate cancer. The U.S. Food and Drug Administration has granted Cell Genesys Fast Track status for the GVAX prostate cancer program and both trials have completed Special Protocol Assessment agreements. In 2007, the VITAL-1 trial completed enrollment with 626 patients and in January 2008, Cell Genesys announced that the Independent Data Monitoring Committee (IDMC) had completed a pre-planned interim analysis for VITAL-1 and recommended that the study continue. The IDMC provided no information to the company other than the recommendation to continue the trial. The company currently estimates that there will be sufficient events to trigger the final analysis for VITAL-1 in the second half of 2009. Patients are continuing to be enrolled in the VITAL-2 trial at approximately 100 clinical trial sites located in North America and Europe. Cell Genesys is targeting the completion of enrollment for VITAL-2 with approximately 600 patients in the first half of 2009 and expects that there will be sufficient events to trigger the pre-planned interim analysis in the same time frame.

About GVAX Immunotherapy for Prostate Cancer

Cell Genesys’ GVAX cancer immunotherapies are whole-cell products that are designed to present the immune system with a broad spectrum of tumor antigens and stimulate an immune response against the patient’s tumor. GVAX immunotherapy for prostate cancer is comprised of two prostate tumor cell lines that have been modified to secrete GM-CSF (granulocyte-macrophage colony stimulating factor), an immune stimulatory hormone that plays a key role in stimulating the body’s immune response, and then irradiated for safety. GVAX for prostate cancer is being developed as a non patient-specific, “off-the-shelf” pharmaceutical product. The company is currently manufacturing the product in its bioreactor manufacturing facility in Hayward, California, a facility that is also capable of producing the product for commercialization.

About Cell Genesys

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX™ cancer immunotherapies and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX immunotherapy for prostate cancer, Phase 2 trials of GVAX immunotherapies for pancreatic cancer and for leukemia, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer. Cell Genesys continues to hold an equity interest in its former subsidiary, Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

About Takeda

Located in Osaka, Japan, Takeda (TSE:4502) is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, www.takeda.com.

Contact:
Cell Genesys	Takeda
Susan Ferris	Seizo Masuda
Investor Relations	Media/Investor Relations
650-266-3200	+81-3-3278-2037

Forward-Looking Statement for Cell Genesys

Statements made herein about the company, other than statements of historical fact, including statements about the expectations regarding the agreement with Takeda, the company’s progress, results, analysis, enrollment and timing of VITAL-1 and VITAL-2 and other clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, regulatory requirements and the regulatory approval process for clinical trials, manufacture and commercialization of the company’s products, competitive technologies and products, patents, the need for and reliance on partnerships with third parties and the risks inherent in partnership with third parties, and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s reports on Form 10-Q, 10-K, and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

Forward-Looking Statement for Takeda

This press release contains forward-looking statements regarding the Company’s plans, outlook, strategies and results for the future. All forward-looking statements are based on judgments derived from the information available to the Company at this time.

Certain risks and uncertainties could cause the Company’s actual results to differ materially from any projections presented in this press release. These risks and uncertainties include, but are not limited to, the economic circumstances surrounding the Company’s business; competitive pressure; relative laws and regulations; product development programs; and changes in exchange rates.

We assume no obligation to update or reverse any forward-looking statements or other information contained in this press release, whether as a result of new information, future events, or otherwise.

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